Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northern Technologies International Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Northern Technologies International Corporation of our report dated November 19, 2008, with respect to the consolidated balance sheets of Northern Technologies International Corporation and its subsidiaries as of August 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years then ended, which report is included in the August 31, 2008 annual report on Form 10-K of Northern Technologies International Corporation.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

January 15, 2009